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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File
  Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 001-12872

                           EOTT ENERGY PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)

                       2000 West Sam Houston Parkway South
                                    Suite 400
                              Houston, Texas 77042
                                 (713) 993-5200
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            11% SENIOR NOTES DUE 2009
            (Title of each class of securities covered by this Form)

                                  COMMON UNITS
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)       [ ]             Rule 12h-3(b)(1)(ii)      [ ]
  Rule 12g-4(a)(1)(ii)      [ ]             Rule 12h-3(b)(2)(i)       [ ]
  Rule 12g-4(a)(2)(i)       [ ]             Rule 12h-3(b)(2)(ii)      [ ]
  Rule 12g-4(a)(2)(ii)      [ ]             Rule 15d-6                [X]
  Rule 12h-3(b)(1)(i)       [ ]

         Approximate number of holders of record as of the certification or notice date: 28




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Pursuant to the requirements of the Securities Exchange Act of 1934, EOTT Energy
Partners, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.

                                 EOTT ENERGY PARTNERS, L.P.


                                 By:  EOTT Energy Corp., its general partner

Date:  August 10, 2001           By:  /s/ Lori L. Maddox
                                     -------------------------------------------
                                 Name:    Lori L. Maddox
                                 Title:   Controller